EXHIBIT 4.543

Execution Version

SIG COMBIBLOC HOLDING GMBH

as Pledgor

THE BANK OF NEW YORK MELLON

as Collateral Agent and Pledgee

ACCOUNT PLEDGE AGREEMENT

(Kontoverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

CONTENTS

Clause		Page
1.	Definitions and Language	- 5 -

2.	Pledge	- 12 -

3.	Purpose of the Pledges	- 13 -

4.	Notice of Pledge	- 13 -

5.	Pledgor’s Right of Disposal	- 14 -

6.	Enforcement of the Pledges	- 14 -

7.	Limitations on Enforcement	- 15 -

8.	Undertakings of the Pledgor	- 17 -

9.	Delegation	- 19 -

10.	Indemnity	- 19 -

11.	No liability	- 20 -

12.	Duration and Independence	- 20 -

13.	Release (Pfandfreigabe)	- 20 -

14.	Partial Invalidity; Waiver	- 21 -

15.	Amendments	- 21 -

16.	Notices and their Language	- 21 -

17.	Applicable Law, Jurisdiction	- 23 -

18.	Conclusion of this Agreement (Vertragsschluss)	- 23 -

Schedule 1		- 25 -

Part 1	List of Current Borrowers	- 25 -

Part 2	List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors, Current February 2011 Secured Notes Guarantors and Current August 2011 Secured Notes Guarantors	- 25 -

Part 3	List of Current New Secured Notes Guarantors	- 30 -

Schedule 2 List of Accounts		- 36 -

PART 1– List of Accounts		- 36 -

PART 2 – List of Excluded Accounts		- 36 -

Schedule 3 Form of Notice of Pledge		- 37 -

Schedule 4 Form of Notification of Future Accounts		- 41 -

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on 7 November 2012

BETWEEN:

(1)	SIG Combibloc Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstrasse 58, 52441 Linnich, Germany registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5751 (the “Pledgor”); and

(2)	The Bank of New York Mellon, a public company incorporated under the laws of the state of New York, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).

WHEREAS:

(A)	Pursuant to the third amended and restated senior secured multi-currency term and revolving credit agreement dated 28 September 2012 of currently up to USD 2,355,000,000 and EUR 380,000,000 between, inter alios, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Third Amended and Restated Credit Agreement”), which amends and restates the multi-currency term and revolving credit agreement dated 5 November 2009 between, inter alios, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Third Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alios, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alios, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alios, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)

Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alios, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “August 2011 Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “August 2011 Secured Notes”). In connection with the release from escrow of the proceeds of the August 2011 Secured Notes, which occurred on 8 September 2011 RGHL US Escrow II Inc. and RGHL US Escrow II LLC were merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg)

S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers were assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. The August 2011 Ultimate Issuers and certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 2 hereto which have acceded to the August 2011 Secured Notes Indenture as current August 2011 secured notes guarantors (the “Current August 2011 Secured Notes Guarantors”) guarantee the August 2011 Secured Notes.

(F)	Pursuant to a senior secured notes indenture dated 28 September 2012 between, inter alios, the Issuers, The Bank of New York Mellon as indenture trustee, principal paying agent, transfer agent, collateral agent and registrar, The Bank of New York Mellon, London Branch as paying agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the Issuers have issued secured notes due 2020 in the aggregate principal amount of USD 3,250,000,000 (the “New Secured Notes”) which are or will be guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”).

(G)	As a result of the Third Amended and Restated Credit Agreement and the amendment No. 7 and incremental term loan assumption agreement dated 28 September 2012 between, inter alios, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 7 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,235,000,000 and EUR 300,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges existing by operation of the general business conditions (Allgemeine Geschäftsbedingungen) of the respective Account Bank (as defined below) and the pledges arising under the Existing Account Pledge Agreements (as defined below)) over its Accounts (as defined below) as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alios, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).

(J)	The Pledgor has entered into the Existing Account Pledge Agreements (as defined below).

NOW, IT IS AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Account Banks” means the credit institutions administering the Accounts and “Account Bank” means any of them.

“Accounts” means all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany (including without limitation the accounts listed in Part 1 of Schedule 2 (List of Accounts) but excluding any Social Security Bank Account as listed in Part 2 of Schedule 2 (List of Excluded Accounts)) and any sub-account (Unterkonto), renewal, redesignation or replacement thereof, and “Account” means any of them.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“August 2011 Secured Notes Documents” shall mean the August 2011 Secured Notes Indenture, the August 2011 Secured Notes Guarantees, the August 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the August 2011 Secured Notes and/or the August 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“August 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the August 2011 Secured Notes and the August 2011 Secured Notes Indenture by the August 2011 Secured Notes Guarantors.

“August 2011 Secured Notes Guarantors” means the Current August 2011 Secured Notes Guarantors and any entity which may accede to the August 2011 Secured Notes Indenture as additional guarantor.

“August 2011 Secured Notes Holders” shall mean the holders from time to time of the August 2011 Secured Notes.

“August 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the August 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the August 2011 Secured Notes Indenture.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents, the August 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the August 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Account Pledge Agreements” means

(a)	the account pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) and entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

(b)	confirmation and amendment agreement dated 4 May 2010 and entered into between, inter alios, SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent relating to an account pledge agreement dated 5 November 2009 and entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

(c)	the account pledge agreement dated 16 November 2010 and entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee;

(d)	the account pledge agreement dated 2 March 2011 and entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and pledgee; and

(e)	the account pledge agreement dated 8 September 2011 and entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and pledgee.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alios, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Grantors” means the Loan Parties, the Issuers, the August 2011 Ultimate Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors, the August 2011 Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers, the August 2011 Ultimate Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors, the August 2011 Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 750,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.1 and Joinder Agreement, the Third Amended and Restated Credit Agreement and the Amendment No. 7 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 2.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the August 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders, the August 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee, the August 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Social Security Bank Accounts” means any and all bank accounts which the Pledgor keeps at present or may at any time hereafter keep with any institution in the Federal Republic of Germany for the benefit of employees under or pursuant to applicable workmen’s compensation schemes, social security laws or regulations, including accounts kept under or pursuant to partial retirement programs (Blockmodell Altersteilzeit).

1.2	Construction

In this Agreement:

(a)	capitalised terms used in this Agreement (or in any notice given under this Agreement) but not defined therein shall have the meanings ascribed thereto in the First Lien Intercreditor Agreement;

(b)	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, sub-Clause or a Schedule hereof; and

(c)	to the extent the word “note” or “Note” is used in any other documents in relation to this Agreement, it shall be construed as if it were a reference to the word “notes” or “Notes” as defined and used in this Agreement.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGE

2.1	The Pledgor hereby pledges to the Pledgee all its present and future rights and claims (whether conditional or unconditional) arising against any Account Bank from or in relation to any of the Accounts, including without limitation:

(a)	all rights and claims in respect of present and future cash deposits (Guthaben) (including without limitation saving deposits (Spareinlagen), time deposits (Termineinlagen) (including fixed deposits (Festgeldguthaben) and termination monies (Kündigungsgelder)) and call money deposits (Tagesgeldeinlagen) (including deposits for overnight money, tom/next money, spot/next money and money until further notice (Geld b .a. w.)) standing from time to time to the credit of the Accounts, including all claims to interest payable;

(b)	in respect of each Account maintained as a giro account (Girokonto) at present or in the future, (i) all claims in respect of present and future credit balances (positive Salden), (ii) all claims in respect of present and future credit entries (gutgeschriebene Beträge), (iii) all claims to interest payable and (iv) all other present and future monetary rights and claims arising under or in connection with the respective giro agreement (Girovertrag) (including without limitation all claims to the grant of a credit entry (Gutschriftanspruch); and

(c)	in respect of each Account maintained as a current account (Kontokorrentkonto) at present or in the future, all present and future rights and claims arising under or in connection with the respective current account agreement (Kontokorrentabrede) (including without limitation all claims to determination and acknowledgement of the current account balance (Anspruch auf Saldofeststellung und -anerkennung), all claims to present and future current account balances (Saldoforderungen) including the causal final balance (kausaler Schlusssaldo) and the right to terminate the current account relationship (Kündigung des Kontokorrents)).

(the “Pledge” and/or the “Pledges”).

2.2	The Pledgee hereby accepts the Pledges.

2.3	The Pledges are in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

3.	PURPOSE OF THE PLEDGES

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

4.	NOTICE OF PLEDGE

4.1	Subject to Clause 4.3 below the Pledgor undertakes that it will without undue delay, but not later than twenty business days after the date of this Agreement, and, in relation to any Account opened after the date of this Agreement, within ten business days after such new Account has been opened, notify each Account Bank and any other relevant third party of the Pledges by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge) by registered mail (Einschreiben mit Rückschein). The Pledgor shall provide the Collateral Agent with a copy of each such notification and of the corresponding return receipt (Rückschein). In addition, the Pledgor shall use all reasonable efforts to procure that each Account Bank promptly acknowledges receipt of the respective notification, and acceptance of the terms thereof, to the Collateral Agent and to the Pledgor.

4.2	Without prejudice to the obligations imposed on the Pledgor in Clause 4.1 and, in the case of future Accounts, Clause 8.3, the Pledgor hereby authorises the Collateral Agent and releases it for this purpose from the restrictions of self-dealing under Section 181 of the German Civil Code to notify each Account Bank and any other relevant third party on its behalf of this Agreement and the Pledge constituted hereunder by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge), or in such substantially similar form as the Collateral Agent (acting on behalf of the Secured Parties) deems appropriate, provided that the Collateral Agent may only make use of this authorisation if the Pledgor has not complied with the obligations imposed on the Pledgor in Clause 4.1 within 10 business days of being notified of such failure (with a copy of such notice being sent to Reynolds Group Holdings Limited) and being requested to comply or if an Enforcement Event has occurred and is continuing.

4.3	The Pledgor shall not be under an obligation to comply with its obligation under Clause 4.1 above whilst an Enforcement Event is not continuing if the Pledgor can prove to the Collateral Agent (acting on behalf of the Secured Parties) that notifying the relevant Account Bank of the Pledge created hereunder would not be consistent with, whilst an Enforcement Event is not continuing, the Pledgor retaining control over and the ability to freely use the balance of any such Account. The Collateral Agent will not be required to use its discretion, but will take instructions in accordance with the First Lien Intercreditor Agreement whether or not to agree with the Pledgor’s analysis under this Clause 4.3. For the avoidance of doubt, at the date of this Agreement the Pledgor agrees that notifying the Account Banks of the Pledge created hereunder is not inconsistent with the Pledgor retaining control over and the ability to freely use the balance of any Account existing at the date of this Agreement.

5.	PLEDGOR’S RIGHT OF DISPOSAL

The Pledgor may exercise all rights and powers in respect of each Account until the Collateral Agent gives notice to the contrary to the Account Bank with a copy to the Pledgor. The Pledgee may give such notice only if an Enforcement Event has occurred and is continuing.

6.	ENFORCEMENT OF THE PLEDGES

6.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Collateral Agent (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

6.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany.

6.3	The Pledgee will notify the Pledgor five business days prior to the enforcement of the Pledge according to Clause 6. No such notification shall be required if (i) the Pledgor has generally ceased to make payments (Zahlungseinstellung), (ii) an application for the institution of insolvency proceedings is filed by or against the Pledgor or (iii) the Pledgee has reasonable grounds to believe that observance of the notice period will adversely affect the legitimate interests (berechtigte Interessen) of the Pledgee.

6.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge pursuant to Clause 6.1 hereof, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Pledge and/or the exercise by the Pledgee of any other right it may have as Pledgee.

6.5	The Pledgee may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Obligations.

6.6	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

6.7	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

6.8	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge, and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from a Grantor or any affiliate of a Grantor or assign any of these claims.

7.	LIMITATIONS ON ENFORCEMENT

7.1	The Pledgee shall be entitled to enforce the Pledge without limitation in respect of:

(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself or by any of its subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor or any of its subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time

(in aggregate, the “Unlimited Enforcement Amount”).

7.2	Besides an enforcement in respect of the Unlimited Enforcement Amount pursuant to Clause 7.1 above, the Pledgee shall not be entitled to enforce the Pledge against the Pledgor if and to the extent that:

(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)

the enforcement would have the effect of (x) reducing the Pledgor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby lead to a violation of the capital maintenance requirement as set out in Section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.

7.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:

(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledge is enforced.

7.4	The limitations set out in Clause 7.2 above shall only apply if and to the extent that:

(a)

without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 7.2 above and (y) which amount of such up-stream or cross-stream security cannot be enforced as it would cause the net assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 7.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 7.3 above, provided that the final sentence of Clause 7.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 7.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to enforce the Pledge irrespective of the limitations set out in Clause 7.2 above.

7.5	If the Pledgee disagrees with the Balance Sheet, it shall be entitled to enforce the Pledge up to the amount which, according to the Balance Sheet, can be enforced in compliance with the limitations set out in Clause 7.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue their claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice of its intention to enforce the security created under this Agreement).

7.6	No reduction of the amount enforceable under this Clause 7 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

8.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise permitted by the Principal Finance Documents, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

8.1	subject to Clause 4.3 to use all reasonable efforts to procure that each Account Bank releases any existing lien, including without limitation any pledge existing by operation of its general business conditions (Allgemeine Geschäftsbedingungen), and waives any right of set-off and right of retention in respect of the Accounts by countersigning and returning an acknowledgement of notice of pledge substantially in the form set out in Schedule 3 (Form of Notice of Pledge) to the Pledgor and the Pledgee.

8.2	to instruct each Account Bank to provide the Pledgee following receipt by the relevant Account Bank of a notice pursuant to Clause 5 with all information requested by it in respect of the Accounts and to that extent to release each Account Bank from its obligation to maintain confidentiality (Bankgeheimnis) by delivering a notice of pledge to the respective Account Bank in accordance with the requirements set out in Clause 4.1 or, in the case of any future Account, Clause 8.3. The Pledgor undertakes not to revoke such instruction during the term of this Agreement, other than in respect of an Account which is closed or disposed of in accordance with the terms of the Credit Documents;

8.3	to notify the Pledgee without undue delay substantially in the form set out in Schedule 4 (Form of Notification of Future Accounts) of each new bank account opened by the Pledgor with a credit institution in the Federal Republic of Germany in accordance with Clause 4 above including a designation, as applicable, whether such new bank account is a Social Security Bank Account. For the avoidance of doubt, the Pledgor is aware that any new bank account opened within the Federal Republic of Germany (except in case of a Social Security Bank Account) will become an Account in the meaning of this Agreement upon notice to the Account Bank and will be subject to the Pledge and the obligations assumed by the Pledgor hereunder without any further agreement;

8.4	to close any of the Accounts only upon giving 5 business days prior notice to the Pledgee and provided that the Pledgee has not given a notice pursuant to Clause 5;

8.5	to deliver to the Pledgee at any time upon reasonable request of the Pledgee, up-to date account statement sheets (Kontoauszüge) showing the balance on each of the Accounts, provided that the Pledgee shall not request such information more than twice in any one year period prior to the occurrence of an Enforcement Event that is continuing;

8.6	with regard to any account books (Sparbücher) and any other documents which are necessary to dispose over (verfügen) any of the Accounts, the Pledgor undertakes to deliver the originals of such documents to the Pledgee without undue delay if the Pledgee has given a notice pursuant to Clause 5 and to deliver to the Pledgee upon its reasonable request following such event without undue delay any documents or other information concerning the Accounts, in particular (but not limited to) the account opening documents and any agreements between the Account Bank and the Pledgor in relation to the Accounts;

8.7	not to grant to any third party any rights in respect of the Accounts (keine Und-Konten oder Oder-Konten oder sonstige Rechte Dritter) (other than those arising under the relevant Account Bank’s general business conditions (Allgemeine Geschäftsbedingungen) and under the Existing Account Pledge Agreements) without the prior written consent of the Collateral Agent (as instructed in accordance with the Principal Finance Documents) (such consent not to be unreasonably withheld);

8.8	to inform the Pledgee without undue delay of any attachment (Pfändung) and any third parties bringing claims in respect of any of the Accounts, such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim by a third party. In the case of any attachment (Pfändung) in respect of any of the Accounts, the Pledgor undertakes to forward to the Pledgee without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor of the Pledge without undue delay;

8.9	except as otherwise agreed pursuant to the Principal Finance Documents, insofar as additional declarations or actions are necessary for the creation of the Pledge, the Pledgor shall, at the Collateral Agent’s reasonable request (acting on the reasonable instructions of the Secured Parties), make such declarations and undertake such actions at the Pledgor’s costs and expenses;

8.10	for the avoidance of doubt, notification and delivery requirements as set out in sub-Clauses 8.3, 8.4, 8.5, 8.6 and 8.8 of this Agreement are deemed to be satisfied if and to the extent such notification or information has been delivered under the Existing Account Pledge Agreements provided that such notification or delivery to the Pledgee makes reference to this Agreement and each Existing Account Pledge Agreement; and

8.11	sub-Clause 8.5 of each Existing Account Pledge Agreement shall be deleted in its entirety and replaced by a new sub-clause 8.5 corresponding to sub-Clause 8.5 of this Agreement.

9.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

10.	INDEMNITY

To the extent set out in the First Lien Intercreditor Credit Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Pledgee, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledge.

11.	NO LIABILITY

Except to the extent provided in the Principal Finance Documents, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

12.	DURATION AND INDEPENDENCE

12.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if the Grantors under the Credit Documents have only temporarily discharged the Obligations.

12.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

12.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgee. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

12.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

13.	RELEASE (PFANDFREIGABE)

13.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practical declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät), ceases to exist by operation of German mandatory law.

13.2

At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security

(Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

13.3	The Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor in accordance with, and to the extent required by, the Intercreditor Arrangements.

14.	PARTIAL INVALIDITY; WAIVER

14.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

14.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 15 shall be made in writing.

16.	NOTICES AND THEIR LANGUAGE

16.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Combibloc Holding GmbH

	Address:	Rurstrasse 58 52441 Linnich, Germany

	Telephone	+49 2462 79 0

	Fax:	+49 2462 79 2519

	Attention:	Managing Directors (Geschäftsführung)

For the Pledgor with a copy to:	Address:	c/o Rank Group Limited Level 9 148 Quay Street PO Box 3515 Auckland 1140 New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E New York, N.Y. 10286 The United States of America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust

16.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

16.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 16 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 16.

16.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

17.	APPLICABLE LAW, JURISDICTION

17.1	This Agreement is governed by the laws of the Federal Republic of Germany.

17.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

18.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

18.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.

18.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 18.1 above, they will transmit the signed signature page(s) of this Agreement to attention of Isabel van Bremen or Axel Schlieter (isabel.vanbremen@cliffordchance.com or axel.schlieter@cliffordchance.com, fax: +49 211 43 55 5600) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

18.3	For the purposes of this Clause 18 only, the parties to this Agreement appoint each Recipient individually as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with their position as Recipient. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE

This Account Pledge Agreement has been entered into on the date stated at the beginning by

SIG Combibloc Holding GmbH

as Pledgor

By:	/s/ Karen Mower
Name:	Karen Mower
Title:	Authorised Signatory

The Bank of New York Mellon

as Collateral Agent and Pledgee

By:	/s/ Orla Forrester
Name:	Orla Forrester
Title:	Vice President

SCHEDULE 1

PART 1

LIST OF CURRENT BORROWERS

SIG Euro Holding AG & Co. KGaA

Closure Systems International Holdings Inc.

Closure Systems International B.V.

SIG Austria Holding GmbH

Reynolds Consumer Products Holdings LLC

Reynolds Group Holdings Inc.

Pactiv LLC

Beverage Packaging Holdings (Luxembourg) III S.à r.l.

Evergreen Packaging Inc.

Reynolds Consumer Products Inc.

PART 2

LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES

GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS,

CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS AND CURRENT

AUGUST 2011 SECURED NOTES GUARANTORS

Whakatane Mill Australia Pty Limited

SIG Austria Holding GmbH

SIG Combibloc GmbH

SIG Combibloc GmbH & Co. KG

Closure Systems International (Brazil) Sistemas de Vedação Ltda.

SIG Beverages Brasil Ltda.

SIG Combibloc do Brasil Ltda.

CSI Latin American Holdings Corporation

Evergreen Packaging Canada Limited

Pactiv Canada Inc.

CSI Closure Systems Manufacturing de Centro America, Sociedad de Responsabilidad Limitada

Closure Systems International Deutschland GmbH

Closure Systems International Holdings (Germany) GmbH

Omni-Pac Ekco GmbH Verpackungsmittel

Omni-Pac GmbH Verpackungsmittel

Pactiv Deutschland Holdinggesellschaft mbH

SIG Beverages Germany GmbH

SIG Combibloc GmbH

SIG Combibloc Holding GmbH

SIG Combibloc Systems GmbH

SIG Combibloc Zerspanungstechnik GmbH

SIG Euro Holding AG & Co. KGaA

SIG Information Technology GmbH

SIG International Services GmbH

SIG Beteiligungs GmbH

SIG Asset Holdings Limited

Closure Systems International (Hong Kong) Limited

SIG Combibloc Limited

CSI Hungary Kft.

Closure Systems International Holdings (Japan) KK

Closure Systems International Japan, Limited

Beverage Packaging Holdings (Luxembourg) I S.A.

Beverage Packaging Holdings (Luxembourg) III S.à r.l.

Evergreen Packaging (Luxembourg) S.à r.l.

Beverage Packaging Holdings (Luxembourg) IV S.à r.l.

Reynolds Group Issuer (Luxembourg) S.A.

Bienes Industriales del Norte, S.A. de C.V.

CSI en Ensenada, S. de R.L. de C.V.

CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.

Evergreen Packaging Mexico, S. de R.L. de C.V.

Grupo CSI de Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.

Tecnicos de Tapas Innovativas, S.A. de C.V.

Pactiv Foodservice México, S. de R.L. de C.V.

Grupo Corporativo Jaguar, S.A. de C.V.

Servicios Industriales Jaguar, S.A. de C.V.

Servicio Terrestre Jaguar, S.A. de C.V.

Pactiv Mexico, S. de R.L. de C.V.

Closure Systems International B.V.

Evergreen Packaging International B.V.

Reynolds Consumer Products International B.V.

Reynolds Packaging International B.V.

Reynolds Group Holdings Limited

Whakatane Mill Limited

SIG allCap AG

SIG Combibloc Group AG

SIG Combibloc Procurement AG

SIG Combibloc (Schweiz) AG

SIG Schweizerische Industrie-Gesellschaft AG

SIG Technology AG

SIG Combibloc Ltd.

Closure Systems International (UK) Limited

IVEX Holdings, Ltd.

J. & W. Baldwin (Holdings) Limited

Kama Europe Limited

Omni-Pac U.K. Limited

Reynolds Consumer Products (UK) Limited

Reynolds Subco (UK) Limited (formerly BACO Consumer Products Limited)

SIG Combibloc Limited

The Baldwin Group Limited

Bakers Choice Products, Inc.

BCP/ Graham Holdings L.L.C.

Blue Ridge Holding Corp.

Blue Ridge Paper Products Inc.

BRPP, LLC

Closure Systems International Americas, Inc.

Closure Systems International Holdings Inc.

Closure Systems International Packaging Machinery, Inc.

Closure Systems International, Inc.

Closure Systems Mexico Holdings LLC

CSI Mexico LLC

CSI Sales & Technical Services Inc.

Evergreen Packaging Inc.

Evergreen Packaging International (US) Inc.

Evergreen Packaging USA Inc.

GPACSUB LLC

GPC Capital Corp. I

GPC Capital Corp. II

GPC Holdings LLC

GPC Opco GP LLC

GPC Sub GP LLC

Graham Packaging Acquisition Corp.

Graham Packaging Company Inc.

Graham Packaging Company, L.P.

Graham Packaging GP Acquisition LLC

Graham Packaging Holdings Company

Graham Packaging LC, L.P.

Graham Packaging LP Acquisition LLC

Graham Packaging Minster LLC

Graham Packaging PET Technologies Inc.

Graham Packaging Plastic Products Inc.

Graham Packaging PX Company

Graham Packaging PX Holding Corporation

Graham Packaging PX, LLC

Graham Packaging Regioplast STS Inc.

Graham Packaging West Jordan, LLC

Graham Recycling Company, L.P.

Pactiv Germany Holdings Inc.

Pactiv International Holdings Inc.

Pactiv LLC

Pactiv Management Company LLC

PCA West Inc.

PWP Industries, Inc.

Renpac Holdings Inc.

Reynolds Consumer Products Holdings LLC

Reynolds Consumer Products Inc.

Reynolds Flexible Packaging Inc.

Reynolds Food Packaging LLC

Reynolds Group Holdings Inc.

Reynolds Group Issuer Inc.

Reynolds Group Issuer LLC

Reynolds Manufacturing Inc.

Reynolds Packaging Holdings LLC

Reynolds Packaging Kama Inc.

Reynolds Packaging LLC

Reynolds Presto Products Inc.

Reynolds Services Inc.

SIG Combibloc Inc.

SIG Holding USA, LLC

Southern Plastics Inc.

Ultra Pac, Inc.

International Tray Pads and Packaging, Inc.

PART 3

LIST OF CURRENT NEW SECURED NOTES GUARANTORS

Whakatane Mill Australia Pty Limited

SIG Austria Holding GmbH

SIG Combibloc GmbH

SIG Combibloc GmbH & Co. KG

Closure Systems International (Brazil) Sistemas de Vedação Ltda.

SIG Beverages Brasil Ltda.

SIG Combibloc do Brasil Ltda.

CSI Latin American Holdings Corporation

Evergreen Packaging Canada Limited

Pactiv Canada Inc.

CSI Closure Systems Manufacturing de Centro America, Sociedad de Responsabilidad Limitada

Closure Systems International Deutschland GmbH

Closure Systems International Holdings (Germany) GmbH

Omni-Pac Ekco GmbH Verpackungsmittel

Omni-Pac GmbH Verpackungsmittel

Pactiv Deutschland Holdinggesellschaft mbH

SIG Beverages Germany GmbH

SIG Combibloc GmbH

SIG Combibloc Holding GmbH

SIG Combibloc Systems GmbH

SIG Combibloc Zerspanungstechnik GmbH

SIG Euro Holding AG & Co. KGaA

SIG Information Technology GmbH

SIG International Services GmbH

SIG Beteiligungs GmbH

SIG Asset Holdings Limited

Closure Systems International (Hong Kong) Limited

SIG Combibloc Limited

CSI Hungary Kft.

Closure Systems International Holdings (Japan) KK

Closure Systems International Japan, Limited

Beverage Packaging Holdings (Luxembourg) I S.A.

Beverage Packaging Holdings (Luxembourg) II S.A.

Beverage Packaging Holdings (Luxembourg) III S.à r.l.

Evergreen Packaging (Luxembourg) S.à r.l.

Beverage Packaging Holdings (Luxembourg) IV S.à r.l.

Reynolds Group Issuer (Luxembourg) S.A.

Bienes Industriales del Norte, S.A. de C.V.

CSI en Ensenada, S. de R.L. de C.V.

CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.

Evergreen Packaging Mexico, S. de R.L. de C.V.

Grupo CSI de Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.

Tecnicos de Tapas Innovativas, S.A. de C.V.

Pactiv Foodservice México, S. de R.L. de C.V.

Grupo Corporativo Jaguar, S.A. de C.V.

Servicios Industriales Jaguar, S.A. de C.V.

Servicio Terrestre Jaguar, S.A. de C.V.

Pactiv Mexico, S. de R.L. de C.V.

Closure Systems International B.V.

Evergreen Packaging International B.V.

Reynolds Consumer Products International B.V.

Reynolds Packaging International B.V.

Reynolds Group Holdings Limited

Whakatane Mill Limited

SIG allCap AG

SIG Combibloc Group AG

SIG Combibloc Procurement AG

SIG Combibloc (Schweiz) AG

SIG Schweizerische Industrie-Gesellschaft AG

SIG Technology AG

SIG Combibloc Ltd.

Closure Systems International (UK) Limited

IVEX Holdings, Ltd.

J. & W. Baldwin (Holdings) Limited

Kama Europe Limited

Omni-Pac U.K. Limited

Reynolds Consumer Products (UK) Limited

Reynolds Subco (UK) Limited (formerly BACO Consumer Products Limited)

SIG Combibloc Limited

The Baldwin Group Limited

Bakers Choice Products, Inc.

BCP/ Graham Holdings L.L.C.

Blue Ridge Holding Corp.

Blue Ridge Paper Products Inc.

BRPP, LLC

Closure Systems International Americas, Inc.

Closure Systems International Holdings Inc.

Closure Systems International Packaging Machinery, Inc.

Closure Systems International, Inc.

Closure Systems Mexico Holdings LLC

CSI Mexico LLC

CSI Sales & Technical Services Inc.

Evergreen Packaging Inc.

Evergreen Packaging International (US) Inc.

Evergreen Packaging USA Inc.

GPACSUB LLC

GPC Capital Corp. I

GPC Capital Corp. II

GPC Holdings LLC

GPC Opco GP LLC

GPC Sub GP LLC

Graham Packaging Acquisition Corp.

Graham Packaging Company Inc.

Graham Packaging Company, L.P.

Graham Packaging GP Acquisition LLC

Graham Packaging Holdings Company

Graham Packaging LC, L.P.

Graham Packaging LP Acquisition LLC

Graham Packaging Minster LLC

Graham Packaging PET Technologies Inc.

Graham Packaging Plastic Products Inc.

Graham Packaging PX Company

Graham Packaging PX Holding Corporation

Graham Packaging PX, LLC

Graham Packaging Regioplast STS Inc.

Graham Packaging West Jordan, LLC

Graham Recycling Company, L.P.

Pactiv Germany Holdings Inc.

Pactiv International Holdings Inc.

Pactiv LLC

Pactiv Management Company LLC

PCA West Inc.

PWP Industries, Inc.

Renpac Holdings Inc.

Reynolds Consumer Products Holdings LLC

Reynolds Consumer Products Inc.

Reynolds Flexible Packaging Inc.

Reynolds Food Packaging LLC

Reynolds Group Holdings Inc.

Reynolds Group Issuer Inc.

Reynolds Group Issuer LLC

Reynolds Manufacturing Inc.

Reynolds Packaging Holdings LLC

Reynolds Packaging Kama Inc.

Reynolds Packaging LLC

Reynolds Presto Products Inc.

Reynolds Services Inc.

SIG Combibloc Inc.

SIG Holding USA, LLC

Southern Plastics Inc.

Ultra Pac, Inc.

International Tray Pads and Packaging, Inc.

SCHEDULE 2

LIST OF ACCOUNTS

PART 1– LIST OF ACCOUNTS

(Sub-) Account No.	Bank Sort Code (Bankleitzahl)	Name and address of Account Bank	Type of account	Currency
5327/008	IBAN DE47300308800005327008	HSBC Trinkaus & Burkhardt AG, Königsallee 21/23, 40212 Düsseldorf	Giro	EUR

PART 2 – LIST OF EXCLUDED ACCOUNTS

[currently none]

SCHEDULE 3

FORM OF NOTICE OF PLEDGE

[Letterhead of Pledgor]

Absender/From: [Pledgor]

An/To: [Account Bank]

Datum/Date: [•]

Verpfändungsanzeige	Notice of Pledge

Betrifft: Konto Nr. [•]	Re: Account No. [•]

Sehr geehrte Damen und Herren,	Dear Sirs,

wie Ihnen bekannt ist, haben wir gemäß der Kontenverpfändungsverträge vom 5. November 2009, 16. November 2010, 2. März 2011 und 8 September 2011 sowie gemäß des Bestätigungs- und Ergänzungsvertrages vom 4. Mai 2010 zum Kontenverpfändungsvertrag vom 5. November 2009 alle Ansprüche einschließlich Zinsen aus dem o.g. Konto (inklusive aller Unterkonten, etwaigen Neueröffnungen, Verlängerungen, Umbenennungen und Festgeldkonten davon) zu Gunsten von The Bank of New York Mellon (“Sicherheitentreuhänder”) verpfändet. Die Verpfändung umfasst alle Arten von Kontoguthaben sowie alle daraus zeitanteilig anfallenden Zinsen.	As you are aware, by the account pledge agreement dated 5 November 2009, 16 November 2010, 2 March 2011 and 8 September 2011, as well as pursuant to the confirmation and amendment agreement dated 4 May 2010 relating to the account pledge agreement dated 5 November 2009 we have pledged in favour of The Bank of New York Mellon (the “Collateral Agent”) all of our right, title and interest in and to the above account (which shall include all sub-accounts, renewals, replacements, redesignations and related fixed deposit accounts thereof) and all monies and interest from time to time standing or accruing to the credit thereof.

Hiermit zeigen wir Ihnen an, dass wir gemäß Ziffer 2.1 des hier in Kopie beigefügten Kontenverpfändungsvertrags vom [•] alle Rechte und Ansprüche bezüglich des o. g. Kontos und aller sonstigen bei Ihnen geführten Konten (die “KONTEN”) (inklusive aller Unterkonten, etwaiger Neueröffnungen, Verlängerungen, Umbenennung und Festgeldkonten) zu Gunsten des SICHERHEITENTREUHÄNDERS verpfändet haben.	We hereby give you notice that pursuant to Clause 2.1 of an account pledge agreement dated [•], a copy of which is attached hereto, we have pledged in favour of the Collateral Agent all of our rights and claims in respect of the above account and all other accounts maintained with you from time to time (the “Accounts”) (including all sub-accounts thereof, renewals, replacements, redesignations and related fixed deposit accounts thereof).

Die Verpfändung umfasst insbesondere alle Ansprüche auf gegenwärtige und zukünftige Guthaben (einschließlich Spareinlagen, Termineinlagen, Festgeldeinlagen und Tagesgeldeinlagen) und positive Salden sowie alle darauf anfallenden Zinsen.	The pledge comprises in particular all claims to present and future cash deposits (including saving deposits, time deposits, fixed deposits and call money deposits) and credit balances and all claims to interest payable in relation thereto.

Solange Sie als kontoführende Bank keine gegenteilige Nachricht vom Sicherheitentreuhänder erhalten, sind wir ermächtigt, über die Konten und insbesondere die Kontenguthaben zu verfügen. Im Fall des Erhalts einer entsprechenden Nachricht sind Sie als kontoführende Bank gehalten, keinerlei Verfügungen unsererseits über die Konten und die Kontenguthaben mehr zuzulassen.	Until notice to the contrary from the Collateral Agent to be served on you as account bank, we may continue to operate the Accounts and in particular may dispose over the amounts standing to the credit thereof. Upon receipt of such aforesaid notice to the contrary, you as account bank shall not allow any dispositions by us of the Accounts and of the amounts standing to the credit thereof.

Wir verzichten hiermit in bezug auf alle bei Ihnen geführten KONTEN zu Gunsten des SICHERHEITENTREUHÄNDERS auf unser Recht auf Vertraulichkeit (Bankgeheimnis) und beauftragen und ermächtigen Sie hiermit, nachdem Sie die o.g Nachricht vom SICHERHEITENTREUHÄNDER erhalten haben, dem SICHERHEITENTREUHÄNDER auf sein Verlangen jede gewünschte Information im Hinblick auf solche Konten zu geben.	We herewith waive all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Collateral Agent. If you have received the above notice from the Collateral Agent we hereby instruct and authorise you to provide the Collateral Agent with any information requested by it in respect of such accounts.

Diese Verpfändungsanzeige unterliegt deutschem Recht.	This notice of pledge shall be construed in accordance with German law.

In Zweifelsfällen gilt die deutsche Fassung dieser Verpfändungsanzeige.	In cases of doubt the German version of this notice of pledge shall prevail.

Wir bitten Sie, die dieser Verpfändungsanzeige beigefügte Empfangsbestätigung als Zeichen Ihres Einverständnisses mit den hierin und in der Empfangsbestätigung genannten Bestimmungen unterzeichnet sowohl an uns als auch an den SICHERHEITENTREUHÄNDER zu senden. Die Adresse des SICHERHEITENTREUHÄNDERS ist die folgende:	Please sign the enclosed Acknowledgement of Notice of Pledge in order to acknowledge receipt of this notice and your agreement to the terms set out herein and in the enclosed Acknowledgement and return the same to us and to the Collateral Agent. The address of the Collateral Agent is the following:

[name and address of Collateral Agent].

Mit freundlichen Grüßen	Yours faithfully

[Pledgor]

(Geschäftsführer/Managing Director)

[Letterhead of Account Bank]

Absender/From:	[Account Bank]

An/ To:	[Collateral Agent] und/and [Pledgor]

Datum/ Date:	[•]

Bestätigung des Empfangs einer Verpfändungsanzeige	Acknowledgement of Notice of Pledge

Betrifft: Konto Nr. [•]	Re: Account No. [•]

Sehr geehrte Damen und Herren,	Dear Sirs,

Wir bestätigen hiermit den Erhalt der Verpfändungsanzeige vom [Datum] sowie der Kopie des Kontoverpfändungsvertrags vom [•] und unser Einverständnis mit den darin enthaltenen Bestimmungen.	We hereby acknowledge receipt of the notice of pledge dated [date] and of a copy of the account pledge agreement dated [•] and confirm our agreement with the terms set out therein.

Wir versichern, dass wir keine Verpfändungsanzeige bzgl. der verpfändeten Konten erhalten haben, außer Ihrer Anzeigen hinsichtlich der in der Verpfändungsanzeige genannten Kontenverpfändungsverträge und uns mit Ausnahme unseres AGB-Pfandrechts keine Rechte Dritter an den verpfändeten Konten bekannt sind.	We confirm that we have neither received any previous notice of pledge relating to the pledged accounts nor are we aware of any third party rights in relation to the accounts other than your notices in relation to the Existing Account Pledge Agreements pursuant to the notice of pledge and except for the right of pledge arising pursuant to our general business conditions.

Wir verpflichten uns hiermit, sowohl im eigenen Namen als auch für unsere jeweiligen Rechtsnachfolger, die in der obengenannten Verpfändungsanzeige enthaltenen Bestimmungen und Anweisungen zu befolgen.	We hereby confirm on behalf of ourselves and our legal successors in title that we will act in accordance with the terms and instructions set out in the notice of pledge referred to above.

Wir verzichten hiermit unwiderruflich und bedingungslos auf jegliche Aufrechnungs- und Zurückbehaltungsrechte bzgl. der Konten, wobei es unser Verständnis ist, dass Saldierungen bei Kontokorrentkonten weiterhin vorgenommen und Kontoführungsgebühren und retournierte Schecks den Konten weiterhin ohne Einschränkung belastet werden dürfen.	We hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off from the Accounts or invoke any rights of retention in relation to the Accounts; it being understood that the balancing of current accounts shall be permitted and that account-keeping fees and returned cheques may furthermore be debited without restriction.

Des Weiteren erklären wir hiermit, dass wir das aufgrund unserer Allgemeinen Geschäftsbedingungen an den Konten bestehende Pfandrecht aufgeben.	We hereby release the pledge granted in our favour in respect of the Accounts pursuant to our General Business Conditions.

Dieses Schreiben unterliegt deutschem Recht.	This letter shall be construed in accordance with German law.

In Zweifelsfällen gilt die deutsche Fassung dieses Schreibens.	In cases of doubt the German version of this letter shall prevail.

Mit freundlichen Grüßen	Yours faithfully

[Account Bank]

([Name des Unterzeichners/name of signatory])

SCHEDULE 4

FORM OF NOTIFICATION OF FUTURE ACCOUNTS

From:	[Pledgor]

To:	[Collateral Agent]

Date:	[Date of Notification]

Re:	Account pledge agreement dated [date of this Agreement] between us as pledgor and you as pledgee (the “Account Pledge Agreement”)

Dear Sirs,

In accordance with Clause 8.3 of the Account Pledge Agreement, we hereby give you notice that we [will open/have opened] the following bank account (the “New Account”):

(Sub-) Account No.	Bank Sort Code (Bankleitzahl)	Name and address of Account Bank (the “Account Bank”)	Type of Account
[•]	[•]	[•]	[•]

Capitalised terms not otherwise defined herein shall have the meaning ascribed thereto in the Account Pledge Agreement.

We hereby confirm that all our present and future rights and claims (whether conditional or unconditional) arising against the Account Bank from or in relation to the New Account (as specified in Clause 2.1 of the Account Pledge Agreement) are pledged to the Pledgee pursuant to the Account Pledge Agreement as security for the Obligations. We expressly acknowledge that all obligations imposed on us in the Account Pledge Agreement in respect of the Accounts also apply for the New Account.

[In accordance with Clause 8.3 of the Account Pledge Agreement, we enclose a copy of the notice of pledge we have given to the Account Bank in respect of the New Account as well as an original copy of the acknowledgement countersigned by the Account Bank.]

Yours faithfully

[Pledgor]

By:

Name:

Title: Managing Director (Geschäftsführer)